UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2006

                      SELIGMAN NEW TECHNOLOGIES FUND, INC.
             (Exact name of Registrant as specified in its charter)

          Maryland                      811-00831                13-4064344
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
        incorporation)                                       Identification No.)

                                100 Park Avenue,
                            New York, New York 10017
               (Address of principal executive offices, zip code)

Registrant's telephone number, including area code (212) 850-1864

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

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SECTION 7 - REGULATION FD DISCLOSURE

Item 7.01 Regulation FD Disclosure.

The Registrant is furnishing the following information pursuant to Regulation
FD:

On December 7, 2006, a distribution will be made to stockholders of Seligman New Technologies Fund, Inc. (the "Fund") in accordance with the Plan of Complete Liquidation and Dissolution (the "Plan") approved by the stockholders in February 2004.

The amount to be distributed to stockholders is approximately $2.9 million. A pro rata distribution will be made in accordance with each stockholder's respective interest in the Fund. The per share distribution will be $0.20, and the net asset value per share will be reduced by a corresponding amount. This distribution includes proceeds from the sale of certain of the Fund's holdings in accordance with the Plan. Pursuant to the Plan, a portion of the proceeds from sales of the Fund's investments is being retained by the Fund as a reserve for future expenses and other liabilities. Although there can be no assurances, and individual stockholders should consult with their own tax advisor, the Fund believes that this distribution should be treated as a non-taxable event for those stockholders who purchased shares in the Fund's initial public offering.

Although additional distributions may be made in the future, there can be no assurances as to the timing, amount and nature of such distributions.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SELIGMAN NEW TECHNOLOGIES FUND, INC.

Date: November 16, 2006

                                           By: /s/Lawrence P. Vogel
                                              ----------------------------------
                                                  Lawrence P. Vogel
                                                  Vice President and Treasurer